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                           DESCRIPTION OF THE UNITS

Election of Cash Preferred Units or Tax Preferred Units

     Initial Election

     Upon subscription for units being offered hereby, investors must elect whether such units will be initially treated as cash preferred units or tax preferred units. Regardless of which status is selected for the unit, each unit shall have a purchase price of $10.00 per unit, less any discounts which are specifically authorized by the "Plan of Distribution" section of this prospectus. The choice of cash preferred units or tax preferred units is merely an election of the status of units that entitles the investors to different rights and priorities as to distributions of cash from operations and liquidating distributions and as to the allocation of deductions for depreciation and other tax losses. In all other respects, the units have the same rights and privileges. Each unit, when issued, will be fully paid and nonassessable, which means it cannot be assessed to pay any debts of the partnership.

     Right to Change Election

     Investors' elections of cash preferred units or tax preferred units made in the initial Subscription Agreements shall be effective immediately upon acceptance. Thereafter, unless prohibited by applicable state law or otherwise limited as set forth below, investors have the right to change their prior election one time during each quarterly accounting period by mailing or delivering written notice to the partnership which will be executed by the trustee or authorized agent in the case of retirement plans. Any such changed election shall be effective the first day of the next quarterly accounting period following the receipt by the partnership of written notice of such election. In order to assist investors in determining whether to change their election of cash preferred units or tax preferred units, investors may obtain information as to the current levels of units outstanding designated as cash preferred units and tax preferred units at any time from the general partners at the address or toll free telephone number set forth on the first page of this prospectus. Pursuant to the partnership agreement, units acquired and held by the general partners or their affiliates shall at all times be treated as cash preferred units, and the general partners and their affiliates shall not have the right to elect to have units beneficially owned by them treated as tax preferred units.

     Limitations Imposed in Connection with Deferred Commission Option

     Subscribers for units may agree with their participating broker-dealers and Wells Investment Securities, Inc. to have sales commissions due with respect to the purchase of their units paid over a seven year period pursuant to a "deferred commission option" rather than payment in full at the time of sale. Any investor purchasing units pursuant to the deferred commission option must elect upon subscription to have a sufficient number of units treated as cash preferred units, in the discretion of the general partners, to generate at least the amount of net cash from operations distributable with respect to such units needed to satisfy the deferred commission obligations each year with respect to the total number of units purchased by such investor. In addition, investors purchasing units pursuant to the deferred commission option will have limited rights to elect to have the status of their units changed from cash preferred units to tax preferred units for a period of six years following the year of purchase since investors owning units purchased pursuant to the deferred commission option must at all times own a sufficient number of units designated as cash preferred units, in the discretion of the general partners, to generate enough net cash from operations to allow the partnership to satisfy

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the deferred commission obligations with respect to the total number of units purchased pursuant to the deferred commission option. (See "Plan of Distribution.")

Cash Preferred Units

     Limited partners electing cash preferred units are entitled to an annual 10% noncumulative distribution preference as to distributions of net cash from operations. However, investors electing cash preferred units will, except in limited circumstances, be allocated none of the partnership's net loss, depreciation or amortization deductions for tax purposes. Thus, tax benefits resulting from deductions for net loss, depreciation and amortization will not be available to investors electing cash preferred units during the initial period of partnership operations.

     Upon a distribution of proceeds from the sale of properties, each limited partner electing tax preferred units is first entitled to a distribution of an amount which, when added to any net cash from operations previously distributed to such limited partner, will equal the amount of net cash from operations previously paid to the investors electing cash preferred units. Thereafter, investors electing both cash preferred units and tax preferred units are entitled to an amount equal to their net capital contributions. Thereafter, investors electing cash preferred units are entitled to a 10% cumulative noncompounded return on their net capital contributions. (See "Distributions and Allocations.")

     Because deductions for depreciation and other tax losses will initially be allocated to investors electing tax preferred units, cash preferred units will be generally more suitable for investors which are qualified retirement plans, including IRAs, or are otherwise not income tax sensitive and which are primarily interested in current distributions of net cash from operations and the potential appreciation in value of the partnership's real estate investments.

Tax Preferred Units

     Limited partners electing tax preferred units will receive a disproportionately larger share of partnership income tax deductions because all of the limited partners' share of partnership net loss, depreciation and amortization deductions will be allocated to investors electing tax preferred units until their capital account balances have been reduced to zero. Since the allocations of net loss, depreciation and amortization deductions to investors electing tax preferred units will reduce their capital account balances, and since liquidation proceeds of the partnership will be distributed among the partners in accordance with their capital account balances, investors electing tax preferred units bear substantially greater risk of loss of their capital contributions than do investors electing cash preferred units.

     Limited partners electing tax preferred units will not receive any net cash from operations. Since the preferential allocation of net cash from operations to investors electing cash preferred units is intended to be a timing preference only, each investor electing tax preferred units is entitled to a distribution of proceeds from the sale of properties in an amount which, when added to any net cash from operations previously distributed to such limited partner, will equal the amount of net cash from operations previously paid to the investors electing cash preferred units. Following such distributions to investors electing tax preferred units, all limited partners are entitled to a return of their net capital contributions. Then, limited partners electing tax preferred units are entitled to a 15% cumulative noncompounded return on their net capital contributions. Since limited partners electing cash

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preferred units only receive a 10% cumulative noncompounded return, investors electing tax preferred units receive a higher return upon distribution of proceeds from the sale of properties. (See "Distributions and Allocations.")

     Accordingly, tax preferred units will be generally more suitable for investors who are not seeking current cash flow distributions but have a desire to participate to a greater extent in "passive" losses expected to be generated by the partnership's operations or have a desire to participate to a greater extent in the potential appreciation of the partnership's real estate investments. (See "Federal Income Tax Consequences -- Passive Loss Limitations.") Each prospective investor should carefully consider the distribution and allocation information contained in the "Distributions and Allocations" section of the prospectus before determining whether to elect cash preferred units or tax preferred units, or some combination of each.

Effect of Change of Status of Units

     A limited partner who changes the status of his units from cash preferred units to tax preferred units will, upon the effective date of such change and until the limited partner changes back to cash preferred units, be entitled to the benefits associated with electing tax preferred units. A limited partner who changes the status of his units from tax preferred units to cash preferred units will, from the effective date of such change until the limited partner changes back to tax preferred units, be entitled to the benefits associated with electing cash preferred units. Distributions of proceeds from the sale of properties will be prorated to each limited partner for each calendar quarter in which his units were treated as cash preferred units, during which time he will be entitled to an annual return of 10% on his net capital contribution. For each calendar quarter in which such units were treated as tax preferred units, each investor will be entitled to an annual return of 15% on his net capital contribution.


                         DISTRIBUTIONS AND ALLOCATIONS

Distributions of Net Cash From Operations

     Net cash from operations, defined in the partnership agreement to mean generally the partnership's cash flow from operations, after payment of all operating expenses and adjustments for reserves, if any, will be distributed in each year as follows and in the following priority:

        . first, to limited partners electing cash preferred units on a per unit basis until they have received a 10% annual return on their net capital contributions, defined in the partnership agreement to mean generally the amount of cash contributed to the partnership reduced by prior distributions of net proceeds from any sale of partnership properties;

        . then, to the general partners until they have received an amount equal to 10% of the total amount thus far distributed; and

        . then, 90% to limited partners electing cash preferred units and 10% to the general partners.

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Notwithstanding the foregoing, limited partners electing cash preferred units who have purchased units pursuant to the deferred commission option shall for a period of six years following the year of purchase, or longer if required to satisfy the outstanding commission obligation, have deducted and withheld from distributions of net cash from operations otherwise payable to such limited partners an annual amount equal to $0.10 per unit purchased pursuant to the deferred commission option, which amounts shall instead be used by the partnership to pay commissions due with respect to such units. (See "Plan of Distribution.")

     It is anticipated that distributions of net cash from operations will be made on a quarterly basis, unless limited partners elect to receive distributions on a monthly basis. (See "Monthly Distributions" below.) Distributions of net cash from operations will be allocated among the limited partners based on the ratio which the number of units owned by each limited partner electing cash preferred units as of the last day of the preceding quarter bears to the total number of units designated as cash preferred units outstanding. A transferee of units will be deemed the owner of such units as of the first day of the quarter following the quarter during which the transfer occurred and, therefore, will not participate in distributions made with respect to the quarter in which such transfer occurs.

Distribution of Net Sale Proceeds

     Nonliquidating net sale proceeds, defined in the partnership agreement to mean generally the net proceeds from any sale or exchange of partnership properties, will be distributed generally as follows and in the following priority:

        . first, to limited partners electing units which have at any time been treated as tax preferred units on a per unit basis until each such limited partner has received an amount which, when added to any net cash from operations previously distributed to such limited partner, will equal the amount of net cash from operations previously paid or deemed paid to limited partners electing units which at all times have been treated as cash preferred units;

        . then, to the limited partners on a per unit basis until each limited partner has received or has been deemed to have received an amount equal to his net capital contribution;

        . then, to the limited partners on a per unit basis until each limited partner has received or has been deemed to have received aggregate distributions equal to a 10% annual cumulative, noncompounded return on his net capital contribution;

        . then, to limited partners on a per unit basis until each limited partner has received or has been deemed to have received aggregate distributions equal to his Preferential Limited Partner Return, defined as the sum of (1) a 10% annual cumulative return on his net capital contribution with respect to such unit for all periods during which such unit was treated as a cash preferred unit, and (2) a 15% annual cumulative return on his net capital contribution with respect to such unit for all periods during which such unit was treated as a tax preferred unit;

        . then, to the general partners until they have received an amount equal to their capital contributions;

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        . then, if and only in the event that limited partners have received any
          Excess Limited Partner Distributions, to the general partners until they have received an amount equal to 20% of the sum of any such Excess Limited Partner Distributions plus the amount distributed to the general partners pursuant to this provision; and

        . then, 80% to the limited partners on a per unit basis and 20% to the general partners;

provided, however, that in no event will the general partners receive in the aggregate more than 15% of the amount remaining after limited partners have received a return of their net capital contributions plus a 6% annual return. It is the intent of the foregoing limitation that the general partners receive no more of the net proceeds from the sale of partnership properties than is allowed pursuant to applicable provisions of the NASAA Guidelines. Any such excess amounts otherwise distributable to the general partners will instead be reallocated and distributed to the limited partners on a per unit basis.

     Notwithstanding the foregoing, in the event the partnership sells any partnership property at a net sale price which is less than the purchase price originally paid for such property, prior to the foregoing distribution of nonliquidating net sale proceeds, limited partners electing cash preferred units shall first receive distributions of nonliquidating net sale proceeds in an amount equal to the following: the excess of the original purchase price of the partnership's property sold over the sale price of such partnership property, but not greater than the amount of special allocations of deductions for depreciation, amortization and cost recovery with respect to such partnership property previously made to limited partners electing tax preferred units. The general partners have included the foregoing provision in the partnership agreement for distributions of nonliquidating net sale proceeds in favor of limited partners electing cash preferred units in order to ensure that limited partners electing tax preferred units will bear the actual economic risk of loss in the event a partnership property is sold at a loss, in order to support the special allocation of depreciation, amortization and cost recovery deductions to limited partners electing tax preferred units.

     Potential limited partners should be aware that their share of distributions of proceeds from the sale of properties may be less than their net capital contributions unless the partnership's aggregate proceeds from the sale of properties are sufficient to fund the sum of (1) the required payments to each limited partner holding units which have been treated as tax preferred units in an amount which, when added to any net cash from operations previously distributed to such limited partner, will equal the amount of net cash from operations previously paid to limited partners holding units which at all times were treated as cash preferred units on a per unit basis, plus (2) the amount required to repay aggregate net capital contributions to all limited partners.

Liquidating Distributions

     Liquidating distributions, defined in the partnership agreement to mean generally the distribution of the net proceeds from a dissolution and termination of the partnership or from the sale of substantially all of the last remaining assets of the partnership, will be distributed among the general partners and the limited partners in accordance with each such partner's positive capital account balance, after the allocation of gain on sale and other appropriate capital account adjustments.

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Return of Unused Capital Contributions

     Funds not expended, committed or reserved for working capital purposes by the later of the second anniversary of the effective date of the registration statement or one year after the termination of the offering will be returned to limited partners, without reduction for front-end fees or selling commissions relating to such uncommitted funds, and without interest thereon. For purposes of the foregoing, funds will be deemed to have been committed and will not be returned to the extent that such funds would be required to complete the acquisition of partnership properties with respect to which contracts, agreements in principle or letters of understanding have been executed, regardless of whether such property is actually acquired. Any funds reserved in order to make contingent payments in connection with the acquisition of any partnership property will be classified as committed whether or not any such payments are actually made.

Partnership Allocations

     Since the partnership does not intend to borrow funds, no partner's capital account will be allocated items that will cause the capital account to have a deficit balance. This means that investors electing tax preferred units cannot be allocated aggregate tax deductions in excess of their aggregate capital contributions to the partnership. (See "Federal Income Tax Consequences -- Deductibility of Losses - Limitations -- Basis Limitation.")

     Net Loss

     Net loss, defined in the partnership agreement to mean generally the net losses of the partnership for federal income tax purposes, but excluding deductions for depreciation, amortization and cost recovery, which will be allocated separately as set forth below, for each fiscal year shall be allocated as follows:

        . first, 99% to limited partners electing tax preferred units and 1% to the general partners until the capital accounts of all such partners have been reduced to zero;

        . then, to any partner having a positive balance in his capital account in an amount not to exceed such positive balance as of the last day of the fiscal year; and

        . then, 100% to the general partners.

Notwithstanding the foregoing, in any fiscal year with respect to which the partnership incurs an aggregate net loss, interest income of the partnership shall be specially allocated to limited partners electing cash preferred units and the net loss of the partnership for such fiscal year shall be determined without regard to such interest income.

     All deductions for depreciation, amortization and cost recovery for each fiscal year shall be allocated as follows:

        . first, 99% to limited partners electing tax preferred units and 1% to the general partners until the capital accounts of all such partners have been reduced to zero;

        . then, to any partner having a positive balance in his capital account in an amount not to exceed such positive balance as of the last day of the fiscal year; and

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        . then, 100% to the general partners.

     Net Income

     Net income, defined in the partnership agreement to mean generally the net income of the partnership for federal income tax purposes, including any income exempt from tax, but excluding all deductions for depreciation, amortization and cost recovery and gain on sale, for each fiscal year shall be allocated as follows:

        . to limited partners electing cash preferred units and to the general partners in the same proportion as and to the extent that net cash from operations is distributed or deemed distributed; and

        . to the extent net income exceeds distributions of net cash from operations with respect to such fiscal year, such excess net income shall be allocated 99% to limited partners electing cash preferred units and 1% to the general partners.

     Gain on Sale

     Gain on sale, defined in the partnership agreement to mean generally the taxable income or gain from the sale or exchange of partnership properties, for each fiscal year shall be allocated as follows:

        . first, pursuant to the qualified income offset provision described below;

        . then, to partners having negative capital accounts until all negative capital accounts have been restored to zero;

        . then, to limited partners holding units which at any time have been treated as tax preferred units, in amounts equal to the deductions for depreciation, amortization and cost recovery previously allocated to them with respect to the specific partnership property, the sale or other disposition of which resulted in gain on sale being allocated, but not in excess of the amount of gain on sale recognized by the partnership pursuant to the sale or other disposition of said partnership property;

        . then, to the limited partners in amounts equal to the deductions for depreciation, amortization and cost recovery previously allocated to said limited partners with respect to the specific partnership property, the sale or other disposition of which resulted in gain on sale being allocated;

        . then, to limited partners holding units which at any time have been treated as tax preferred units on a per unit basis until each such limited partner has received an amount which, when added to any net cash from operations previously distributed to such limited partner, will equal the amount of net cash from operations previously paid to limited partners holding units which at all times have been treated as cash preferred units;

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        . then, to limited partners on a per unit basis in amounts equal to the excess of each limited partner's net capital contribution over all prior distributions to such limited partner of net proceeds from the sale of partnership properties;

        . then, to the limited partners on a per unit basis until each limited partner has been allocated an amount equal to the excess of a 10% cumulative, noncompounded return on his net capital contribution over prior distributions to such limited partner of net cash from operations;

        . then, to the limited partners on a per unit basis until each limited partner has been allocated an aggregate amount equal to the excess of his Preferential Limited Partner Return over prior distributions to such limited partner of net cash from operations;

        . then, to the general partners in an amount equal to their capital contributions;

        . then if and only to the extent that limited partners have received any Excess Limited Partner Distributions, to the general partners until the general partners have been allocated gain on sale equal to 20% of the sum of any such Excess Limited Partner Distributions plus any gain on sale allocated to the general partners pursuant to this provision; and

        . then, 80% to the limited partners and 20% to the general partners;

provided, however, that in no event will the general partners be allocated gain on sale which would result in distributions to the general partners of more than 15% of the amount remaining after limited partners have received a return of their net capital contributions plus a 6% annual return. It is the intent of the foregoing limitation that the general partners receive no more of the net proceeds from the sale of partnership properties than is allowed pursuant to applicable provisions of the NASAA Guidelines. Any such excess allocations of gain on sale will instead be reallocated to the limited partners on a per unit basis.

     The partnership agreement contains a "qualified income offset" provision which provides that in the event that any partner receives an adjustment, allocation or distribution of certain items which causes a deficit or negative balance in such partner's capital account, such partner will be allocated items of income or gain consisting of a pro rata portion of each item of partnership income, including gross income, and gain for such year in an amount and manner sufficient to eliminate such deficit balance as quickly as possible. The intent of the foregoing provision is to prohibit allocations of losses or distributions of cash to a limited partner which would cause his capital account to become negative. An investor's capital account would become negative in the event that the aggregate amount of losses allocated and cash distributed to such limited partner exceeded the sum of his capital contributions plus any income allocated to him, and, in the event such allocation or distribution did cause his capital account to become negative, such limited partner would be allocated income or gain in an amount necessary to bring his capital account back to zero. (See "Federal Income Tax Consequences -- Allocations of Profit and Loss.")

     The qualified income offset provision may result in income being specially allocated to limited partners even in a fiscal year when the partnership has a net loss from operations or from the sale of property.

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     Income, losses and distributions of cash relating to units which are acquired directly from the partnership during the offering will be allocated among the limited partners on a pro rata basis based on the number of days such units have been owned by such limited partners.

Monthly Distributions

     Limited partners electing cash preferred units may, at their option, elect to receive distributions of net cash from operations, if any, on a monthly basis. This program is called the monthly distribution option (MDO). It should be understood, however, that limited partners electing the MDO will in all likelihood receive lower distributions per unit, on an annual basis, than limited partners receiving their distributions on a quarterly basis due to the fact that income received by the partnership during the early portion of a quarter will be invested and will earn interest until distribution shortly after the end of the quarter. This compounding effect will be available to limited partners selecting the MDO to a lesser degree due to the greater frequency of their distributions. A limited partner electing cash preferred units may elect the MDO by sending a completed MDO form to the partnership, which form may be obtained by calling or writing the partnership.

     A limited partner electing cash preferred units who elects the MDO will begin receiving his distributions on a monthly basis with respect to the calendar quarter following the calendar quarter in which the general partners receive the limited partner's written election along with a check for the MDO fee, described below. Monthly distributions will be paid to the limited partner during the month following the month to which the distribution is attributable. For example, if a limited partner elects the MDO during the first calendar quarter of a year, his election is effective at the beginning of the second calendar quarter (i.e., April 1). Accordingly, the limited partner would receive a distribution, if at all, for the first calendar quarter of the year, and beginning in April, the limited partner electing the MDO would receive monthly distributions for the remainder of the year, with the first monthly distribution being paid during the month of May.

     There is an annual fee of $20 per limited partner electing the MDO. This annual fee is designed to cover additional administrative expenses, postage and handling costs associated with more frequent distributions and will in no event result in any additional compensation to the general partners or their affiliates. In the event the actual administrative expenses, postage and handling costs are less than $20 per limited partner per year, which is not anticipated, any such savings will be reimbursed to limited partners electing the MDO. The first fee payment is due at the time of the initial election, and each subsequent fee payment is due by each December 31. Each limited partner electing the MDO will receive a bill for the annual fee in conjunction with his November distribution. Limited partners may elect to have the partnership deduct subsequent annual MDO fees from their distributions.

     A limited partner electing cash preferred units may withdraw from the MDO by either notifying the general partners in writing or by simply failing to pay the annual fee on a timely basis, and he will then begin to receive his distributions on a quarterly basis at the beginning of the following calendar year. If payment is not received by the due date, then the MDO with respect to that limited partner is canceled. To reinstate the MDO, the limited partner may make his $20 payment, and the MDO will again be effective at the beginning of the calendar quarter following the calendar quarter in which payment is made.

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     The general partners are in the process of confirming with the partnership's vendors, including third-party service providers such as banks, that their systems will be Year 2000 compliant. Based on the information received thus far, the primary third-party service providers with which the partnership has relationships have confirmed their Year 2000 readiness.

     The partnership and the general partners rely on computers and operating systems provided by equipment manufacturers, and also on application software designed for use with its accounting, property management and investment portfolio tracking. The partnership and the general partners have preliminarily determined that any costs, problems or uncertainties associated with the potential consequences of Year 2000 issues are not expected to have a material impact on the future operations or financial condition of the partnership. The general partners will perform due diligence as to the Year 2000 readiness of each property contemplated for purchase by the partnership.

     The partnership's reliance on embedded computer systems (i.e., microcontrollers) is limited to facilities related matters, such as office security systems and environmental control systems.

     The partnership and the general partners are currently formulating contingency plans to cover any areas of concern. Alternate means of operating the business are being developed in the unlikely circumstance that the computer and phone systems are rendered inoperable. An off-site facility from which the partnership could operate is being sought as well as alternate means of communication with key third-party vendors. A written plan is being developed for testing and dispensation to each staff member of the general partners and their affiliates.

     The general partners believe that the partnership's risk of Year 2000 problems is minimal. In the unlikely event there is a problem, the worst case scenarios would include the risks that the elevator or security systems within the partnership's properties would fail or the key third-party vendors upon which the partnership relies would be unable to provide accurate investor information. In the event that the elevator shuts down, the general partners have devised a plan for each building whereby the tenants will use the stairs until the elevators are fixed. In the event that the security system shuts down, the general partners have devised a plan for each building to hire temporary on-site security guards. In the event that a third-party vendor has Year 2000 problems relating to investor information, the general partners intend to perform a full system back-up of all investor information as of December 31, 1999 so that the partnership will have accurate hard-copy investor information.


                       SUMMARY OF PARTNERSHIP AGREEMENT

     The rights and obligations of investors will be governed by the Amended and Restated Agreement of Limited Partnership, the form of which is set out in its entirety as Exhibit "A" to this prospectus. The partnership agreement will be executed and become effective as of the effective date of this prospectus. Prospective investors should study the partnership agreement carefully before making any investment decision with regard to a potential purchase of units. The following statements are intended to supplement other statements in this prospectus concerning the partnership agreement and related matters. The following statements are intended to be a summary only and, since they do not purport to be complete, are qualified in their entirety by reference to the partnership agreement itself.

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Powers of the General Partners

     The general partners have complete authority and discretion in the management and control of the business of the partnership. Limited partners have no right or power to take part in the management of the partnership. (Articles XI and XVI.)

Liabilities of the Limited Partners; Nonassessability of Units

     The partnership was organized as a limited partnership under the Georgia Revised Uniform Limited Partnership Act (GRULPA). Investors whose subscriptions are accepted by the general partners will be admitted to the partnership as limited partners. Under GRULPA, limited partners have no personal liability for partnership debts or obligations in excess of their capital contributions.

     Units acquired by investors will be fully paid and nonassessable. (Section 8.5(d).) No investor has the right to withdraw all or any portion of his capital contribution until the full and complete winding up and liquidation of the business of the partnership. (Section 8.10(b).) No investor will be liable for any debts or obligations of the partnership in excess of his capital contribution. (Section 16.3.)

Other Activities of the General Partners

     The general partners may participate in other business ventures including, without limitation, the syndication, ownership or management of other real estate. They shall not be liable to the partnership, or to the limited partners, as a result of engaging in any other business or venture.

Rights and Obligations of Limited Partners

     Limited partners are not permitted to participate in the management and control of the business of the partnership and may not transact any business in the name of the partnership.

Voting Rights of the Limited Partners

     Limited partners may, with the affirmative vote of those limited partners holding more than 50% of the units in the aggregate, take action on the following matters:

        . the approval or disapproval of any sale, exchange or pledge of all or substantially all of the partnership's real properties;

        . dissolution of the partnership;

        . removal of a general partner or any successor general partner;

        . election of a new general partner upon the retirement, withdrawal or removal of a general partner or upon the death or the occurrence of another event of withdrawal of a general partner;

        . change in the business purpose or investment objectives of the partnership; and

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        . amendment to the partnership agreement, except as to certain matters specified in Section 11.2(b) which the general partners alone may amend without a vote of the limited partners. (Section 16.1(a).)

In addition, limited partners holding a majority of the units have the right to authorize a proposed merger or consolidation of the partnership under certain circumstances. (Section 11.3(u).) Except as otherwise provided in the partnership agreement in connection with a "partnership roll-up" transaction as described in "Mergers and Consolidations" below, limited partners not voting with the majority on such transactions will nonetheless be bound by the majority vote and will have no right to dissent from the majority vote and obtain fair value for their units. (See "Risk Factors.")

     The partnership agreement may not be amended to change the limited liability of the limited partners without the vote or consent of all limited partners. If the rights or benefits of the limited partners are to be diminished by an amendment to the partnership agreement, the limited partners holding a majority of the units who would be adversely effected must consent to such amendment. (Section 16.2.)

     Amendments to the partnership agreement receiving the requisite vote will be executed by a general partner on behalf of all limited partners acting pursuant to the power of attorney contained in the partnership agreement. (Section 19.1.)

Mergers and Consolidations

     The partnership agreement prohibits the general partners from initiating any transaction in which the partnership is merged or consolidated with any other partnership or corporation, which type of transaction is commonly referred to as a "partnership roll-up."

     The partnership agreement further provides that the general partners shall not be authorized to merge or consolidate the partnership with any other partnership or corporation or to convert the partnership into a real estate investment trust, which is often referred to as a "REIT," unless (1) the partnership obtains a current appraisal of all of the partnership's assets by an independent appraiser, and (2) limited partners owning more than 50% of the units consent in writing to such transaction. (Section 11.3(u).)

     Limited partners who vote against or dissent from the proposal have the choice of: (1) accepting the securities offered in the proposed roll-up; or (2) one of the following: (a) remaining as limited partners in the partnership and preserving their interests in the partnership on the same terms and conditions as existed previously; or (b) receiving cash in an amount equal to their pro rata share of the appraised value of the net assets of the partnership. (Section 11.3(u).)

Special Partnership Provisions

     Leo F. Wells, III owns 100% of the issued and outstanding stock of Wells Real Estate Funds, Inc., which owns all of the issued and outstanding stock of Wells Capital, Inc., the sole general partner of Wells Partners, L.P. Mr. Wells has agreed that he will not sell or otherwise voluntarily transfer or convey a majority or controlling interest in the outstanding stock of Wells Real Estate Funds, Inc. to any non-affiliated person or entity unless limited partners owning more than 50% of the units consent in writing to any such sale, transfer or conveyance. (Section 17.1(a).)

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     The general partners and their affiliates may not receive any rebates or give-ups or participate in any reciprocal business arrangements which would circumvent the provisions of the partnership agreement. (Section 12.7(a).)

Removal of General Partners

     A general partner may be removed by a vote of limited partners holding a majority of the units. (Section 17.1(d).) If a general partner is removed, the fair market value of the interest of the removed general partner will be determined by independent appraisers and paid to him or it as provided in
Section 20.4 of the partnership agreement. The partnership may pay this amount in annual installments over a period of five years or more commencing on the first anniversary of the date of the promissory note. Such promissory note shall bear an annual interest rate of 9%.

     The partnership may, with the consent of a majority in interest of the limited partners, sell the former general partner's interest to an affiliate of the remaining general partners, and admit such person to the partnership as a substitute general partner. However, the purchase price to be paid to the partnership for the partnership interest of the former general partner shall be at least the fair market value determined by the appraisal described above. Such substitute general partner or partners may pay the purchase price in installments in the manner set forth above.

Assignability of General Partners' Interests

     A general partner may designate a successor or additional general partner provided that the interests of the limited partners are not adversely affected and provided such general partner gives 90 days written notice to all partners. The remaining general partners and limited partners holding a majority of the units must consent to such designation. Generally, except in connection with such a designation, no general partner shall have the right to retire or withdraw voluntarily from the partnership or to sell, transfer or assign his or its interest without the consent of the limited partners holding a majority of the units. (Section 17.1.)

Books and Records; Rights to Information; Annual Audits

     The general partners are required to maintain at the partnership's principal office full and accurate books and records for the partnership. Limited partners have the right to inspect, examine and obtain copies of such books and records at reasonable times and at their expense. An alphabetical list of the names, addresses and business telephone numbers of all limited partners, along with the number of units owned by each of them, shall be available for inspection and copying by the limited partners or their designated representatives. (Section 15.1.) Annual audits of the partnership's affairs will be conducted by the independent certified public accountants selected by the partnership. (Section 15.2(b).)

Meetings of Limited Partners

     There will not be any annual or periodic meetings of limited partners. However, the general partners are required to call a meeting of the limited partners upon the written request of limited partners holding 10% or more of the outstanding units. In such event, a detailed statement of the action proposed, a statement of the wording of any resolution proposed for adoption by the limited

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partners and any proposed amendment to the partnership agreement shall be included with the notice of the meeting. (Section 16.4.)

Transferability of Units

     There are a number of restrictions on the transferability of units, including the following:

     . except in certain limited circumstances, the proposed transferee must meet the minimum suitability standards set forth in this prospectus;

     . investors may only transfer a number of units such that, after the transfer, both the transferor and transferee shall own at least the minimum number of units required to be purchased by an investor. There is no such requirement for transfers made on behalf of a retirement plan, or by gift, inheritance, divorce, or to an affiliate;

     . investors who desire to transfer their units must pay a transfer fee in an amount sufficient to cover transfer costs;

     . all transfers of units must be made pursuant to documentation satisfactory in form and substance to the general partners, including, without limitation, confirmation by the transferee that the transferee has been informed of all pertinent facts relating to the liquidity and marketability of the units;

     . no unit may be sold, assigned or exchanged if the sale of such unit, when added to the total of all other sales or exchanges of units within the period of 12 consecutive months prior to the proposed date of sale or exchange, would, in the opinion of counsel for the partnership, result in the termination of the partnership under
          Section 708 of the Internal Revenue Code, unless the partnership receives a ruling from the IRS that the proposed sale or exchange will not cause such a termination; and

     . investors owning units purchased pursuant to the deferred commission option will have limited rights to transfer their units for a period of six years following the year of purchase, or longer if required to satisfy the outstanding commission obligation. (Section 17.3(a).)

     Additional restrictions on transfers of units are imposed on the residents of various states under the securities laws of such states. In addition to the above restrictions, the partnership agreement contains substantial restrictions on the transfer or assignment of units in order to prevent the partnership from being deemed a "publicly traded partnership." These provisions are based on restrictions contained in the Section 7704 Regulations described in the "Federal Income Tax Consequences" section of this prospectus. The most significant transfer restriction prohibits the transfer during any taxable year of more than 2% of the total interests in the partnership's capital or profits excluding transfers by gift, transfers at death, transfers between family members, distributions from a qualified retirement plan and block transfers. The partnership agreement also provides that any transfer or assignment of units which the general partners believe will cause the partnership to be treated as a publicly traded partnership will be void from the beginning and will not be recognized by the partnership. (See "Federal Income Tax Consequences -- Publicly Traded Partnerships" and Section 17.3(g) of the partnership agreement.)

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     Transferees of units are not eligible to participate in the partnership's distribution reinvestment plan with respect to investment of their distributions in additional units of this partnership. Transferees are not disqualified, however, from participation in the partnership's distribution reinvestment plan with respect to investment of their distributions in units issued by subsequent Wells programs, if (1) such plan is established, and (2) the transferee meets the plan's requirements for participation. (See "Distribution Reinvestment Plan.")

     An assignee of units shall not become a substituted limited partner in place of his assignor unless the assignee shall have expressly agreed to become a party to the partnership agreement. (Section 17.4.) An assignee of units who does not become a substituted limited partner shall be recognized by the partnership not later than the last day of the calendar month following receipt of notice of the assignment and all required documentation and shall be entitled to receive distributions attributable to the units properly transferred to him. (Section 17.5.) Any such assignee shall not have any of the other rights of a limited partner, including the right to vote as a limited partner and the right to inspect and copy the partnership's books. Assignments of units are restricted in the same manner as transfers of units.

Repurchase of Units

     After a period of one year following the termination of the offering of units, the partnership may establish a repurchase reserve of up to 5% of cash flow in any year, subject to the various restrictions and limitations set forth below. (Sections 8.11 and 11.3(h).) The general partners have the sole discretion whether to establish or terminate the repurchase reserve.

     If a repurchase reserve is established, the partnership may, in the sole discretion of the general partners and upon the request of a limited partner, repurchase the units held by such limited partner. However, no such repurchase may be made if either (1) following the repurchase such limited partner's interests would not be fully redeemed but such limited partner would hold less than the minimum investment in the offering (100 units) or (2) such repurchase would impair the capital or operations of the partnership. In no event will a limited partner be permitted to have his units repurchased prior to termination of the offering. Units owned by the general partners or their affiliates may not be repurchased by the partnership. Further, in order to prevent the partnership from being deemed a "publicly traded partnership" under the Internal Revenue Code, the opportunity of limited partners to have their units repurchased has been substantially restricted, as described above.

     A limited partner wishing to have units repurchased must mail or deliver a written request to the partnership, executed by his or its trustee or authorized agent in the case of qualified profit sharing, pension and other retirement trusts, indicating his or its desire to have such units repurchased. Such requests will be considered by the general partners in the order in which they are received.

     If the general partners decide to honor a request, they will notify the requesting limited partner in writing of such fact, of the purchase price for the units to be repurchased and of the effective date of the repurchase transaction, which will be not less than 60 nor more than 75 calendar days following the receipt of the written request by the partnership. For the first three full fiscal years following the year in which the offering of units terminates, the purchase price under the repurchase reserve will be $8.50 per unit. Thereafter, the purchase price per unit will be equal to

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

90% of the fair market value of the units. The fair market value utilized for purposes of establishing the purchase price per unit will be the estimated value of units to be determined annually for ERISA purposes. (See "Investment by Tax-Exempt Entities and ERISA Considerations -- Annual Valuations"). The fair market value will be based on annual appraisals of partnership properties performed by the general partners and not by an independent appraiser. The general partners will, however, obtain an opinion of an independent third party annually that their estimate of the fair market value of each unit for such year is reasonable and was prepared in accordance with appropriate methods for valuing real estate.

     The partnership will, as soon as possible following return of properly executed documents from the limited partner, repurchase the units of the limited partner. If insufficient amounts are then available in the repurchase reserve to repurchase all of such units, only a portion of such units will be repurchased. The partnership may not repurchase less than all of the units of any limited partner if as a result thereof the limited partner would own less than the minimum investment in the offering (100 units). In the event that insufficient funds are available in the repurchase reserve to repurchase all of such units, the limited partner requesting such repurchase will be deemed to have priority for subsequent partnership repurchases over other limited partners who request repurchases thereafter. Units repurchased by the partnership will be canceled.

     In addition to the other restrictions described herein, the partnership agreement provides that:

     . repurchases out of the repurchase reserve may not exceed in the aggregate more than 2% of total gross offering proceeds throughout the life of the partnership excluding repurchases of units relating to the death or legal incapacity of the owner or a substantial reduction in the owner's net worth or income, defined to mean an involuntary loss of not less than 50% in income or net worth during the year in which such repurchase occurs; and

     . not more than 2% of the outstanding units may be purchased in any year, provided in each case that the partnership has sufficient cash to make the purchase and that the purchase will not be in violation of any other applicable legal requirements. (Section 8.11(k).)

Prospective investors should not, under any circumstances, assume that they will be able to resell their units to the partnership due to the various restrictions and limitations relating to the potential establishment of a repurchase reserve by the partnership. (See "Risk Factors.") In addition, prospective investors should consider that a resale of their units to the partnership may result in adverse tax consequences. (See "Federal Income Tax Consequences -- Sales of Limited Partnership Units.")

Distribution Reinvestment Plan

     It is anticipated that a distribution reinvestment plan will be available which will be designed to enable investors electing cash preferred units to have their distributions of net cash from operations from the partnership invested in additional units of the partnership during the offering period or in units issued by subsequent Wells programs which have substantially identical investment objectives as the partnership. (Section 8.15.) In addition, in the event the distribution reinvestment plan is made available, it is anticipated that investors in Wells Fund III and investors holding Class A Units in

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Wells Fund IV, Wells Fund V, Wells Fund VI, Wells Fund VII, Wells Fund VIII,
Wells Fund IX, Wells Fund X, Wells Fund XI, and shares of the Wells REIT will have the opportunity to have their distributions of net cash from operations invested in units in the partnership during the offering period.

     Units to be issued by the partnership pursuant to the distribution reinvestment plan will be available only until the termination of this offering. The general partners have the discretion to elect not to provide a distribution reinvestment plan or to terminate any existing distribution reinvestment plan. Investors will not be eligible to participate in the distribution reinvestment plan with respect to units designated as tax preferred units since no distributions of net cash from operations are payable with respect to such units.

     Investors participating in the distribution reinvestment plan may purchase fractional units and shall only be subject to certain minimum investment requirements and other restrictions imposed by the general partners. Investors electing to participate in the distribution reinvestment plan will receive with each confirmation a notice advising such investor that he is entitled to change his election with respect to subsequent distributions by returning a notice to the partnership. If sufficient units are not available for purchase pursuant to the distribution reinvestment plan, the partnership will remit excess distributions of net cash from operations to the participants.

     Net cash from operations may only be reinvested in units issued by subsequent Wells program if:

     . prior to the time of such reinvestment, the limited partner has received the final prospectus and any supplements thereto offering interests in the subsequent Wells program and such prospectus allows investment pursuant to a distribution reinvestment plan;

      . a registration statement covering the interests in the subsequent Wells program has been declared effective under the Securities Act of 1933;

      . the offer and sale of such interests is qualified for sale under the applicable state securities laws;

      . the participant executes the subscription agreement included with the prospectus for the subsequent Wells program;

      . the participant qualifies under applicable investor suitability standards as contained in the prospectus for the subsequent Wells program; and

      . the subsequent Wells program has substantially identical investment objectives as the partnership.

Investors who invest in subsequent Wells programs pursuant to a distribution reinvestment plan will become, and will be treated as, limited partners in such subsequent Wells program in all respects and, as such, will receive the same applicable reports as other limited partners in the subsequent Wells program as required by the then applicable NASAA Guidelines.

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

     Each limited partner electing to participate in the distribution reinvestment plan agrees that if at any time he fails to meet the applicable real estate limited partnership investor suitability standards or cannot make the other investor representations or warranties set forth in the then current real estate limited partnership prospectus, the subscription agreement or partnership agreement relating thereto, he will promptly notify the general partners in writing.

     Subscribers should note that affirmative action must be taken to withdraw from participation in the distribution reinvestment plan. A withdrawal from participation in the distribution reinvestment plan shall be effective only with respect to distributions made more than 30 days following receipt by the general partners of written notice. In the event a limited partner transfers his units, such transfer shall terminate the limited partner's participation in the distribution reinvestment plan as of the first day of the quarter in which the transfer is effective.

     Selling commissions not to exceed 7% and dealer management fees not to exceed 2.5% may be paid by the partnership with respect to units purchased pursuant to the distribution reinvestment plan. Each holder of units is permitted to identify, change or eliminate the name of his account executive at a participating dealer with respect to distributions reinvested. In the event that no account executive is identified, or in the event that the account executive is not employed by a broker-dealer having a valid selling agreement with the Dealer Manager, no selling commission will be paid with respect to distributions which are then being reinvested. The partnership will retain for additional investment in real estate amounts which would otherwise have been paid as selling commissions. Accordingly, the economic benefit to investors who do not identify account executives will be shared with all investors, including those for whose contributions the partnership has paid selling commissions.

     Unless the general partners are otherwise notified in writing, units issued pursuant to the distribution reinvestment plan will initially be treated as cash preferred units. Limited partners purchasing units pursuant to the distribution reinvestment plan will have the same rights and be treated in the same manner as if such units were issued pursuant to the offering.

     Following the reinvestment, each participant will be sent a statement and accounting showing the distributions received, the number and price of units purchased, and the total amount of units acquired under the distribution reinvestment plan. Taxable participants will incur tax liability for partnership income allocated to them even though they shall have elected not to receive their distributions in cash but rather to have their distributions held in their account under the distribution reinvestment plan. (See "Risk Factors -- Federal Income Tax Risks.")

     The partnership reserves the right to amend any aspect of the distribution reinvestment plan effective with respect to any distribution paid subsequent to the notice, provided that the notice is sent to participants in the distribution reinvestment plan at least 10 days before the record date for a distribution. The partnership also reserves the right to terminate the distribution reinvestment plan for any reason at any time, by sending written notice of termination to all participants.

Proxy to Liquidate

     At any time commencing eight years after the termination of the offering, limited partners holding 10% of the outstanding units may direct in writing that the general partners formally proxy the limited partners to determine whether the assets of the partnership should be liquidated. In such

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

event, the general partners will send a proxy to liquidate to each limited partner. The general partners shall not be required to send proxies to liquidate to the limited partners more frequently than once during every two year period. If the proxy to liquidate results in limited partners owning more than 50% of the units, without regard to units owned or controlled by the general partners, voting in favor of a liquidation of the partnership, the assets of the partnership will be fully liquidated within 30 months. (Section 20.2.)

Dissolution and Termination

     The partnership is to continue until December 31, 2030, but may be dissolved earlier as provided in the partnership agreement or by law. (Article VI.) The partnership will also be dissolved upon:

     . the decision by holders of more than 50% of the units to dissolve and terminate the partnership;

     . the retirement, withdrawal or removal of a general partner unless within 90 days from the date of such event:

          (1) the remaining general partner, if any, elects to continue the business of the partnership; or

          (2) if there is no remaining general partner, a majority in interest of the limited partners elect to continue the business of the partnership;

     . the sale or disposition of all interests in real property and other assets of the partnership;

     . the effective date of the occurrence of an event of withdrawal of the last remaining general partner unless, within 120 days from such event, a majority in interest of the limited partners elect to continue the business of the partnership; or

     . the happening of any other event causing the dissolution of the partnership under the laws of the State of Georgia. (Section 20.1.)

     In addition to the above events, the general partners may also terminate the offering, compel a termination and dissolution of the partnership, or restructure the partnership's affairs, upon notice to all limited partners and without the consent of any limited partner, if upon the advice of counsel to the partnership, either (1) the partnership's assets constitute "plan assets," as such term is defined for purposes of ERISA, or (2) any of the transactions contemplated in the partnership agreement constitute "prohibited transactions" under ERISA. (Section 20.1(h).)

     In the event the partnership is dissolved, the assets of the partnership shall be converted to cash. The general partners shall be given a reasonable amount of time to collect any notes receivable with respect to the sale of partnership assets and to collect any other outstanding debts. Partnership cash shall be distributed first to creditors to satisfy debts and liabilities of the partnership, other than loans or advances made by partners. The general partners may also establish reserves deemed reasonably necessary to satisfy contingent or unforeseen liabilities or obligations of the partnership.

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

                             REPORTS TO INVESTORS

     Within 75 days after the end of each fiscal year of the partnership, the general partners will deliver to each investor and any assignee such information as is necessary for the preparation of his federal income tax return and state income or other tax returns with regard to jurisdictions in which partnership properties are located. Within 120 days after the end of the partnership's fiscal year, the general partners will deliver to each investor and any assignee an annual report which includes financial statements of the partnership, audited by independent certified public accountants and prepared in accordance with generally accepted accounting principles. Such financial statements will include a profit and loss statement, a balance sheet of the partnership, a cash flow statement and a statement of changes in partners' capital. The notes to the annual financial statements will contain a detailed reconciliation of the partnership's net income for financial reporting purposes to net income for tax purposes for the periods covered by the report. The annual report for each year will report on the partnership's activities for that year, identify the source of partnership distributions, set forth the compensation paid to the general partners and their affiliates and a statement of the services performed in consideration therefor, provide a category-by-category breakdown of the general and administrative expenses incurred, including a breakdown of all costs reimbursed to the general partners and their affiliates in accordance with
Section 11.4(b) of the partnership agreement, and contain such other information as is deemed reasonably necessary by the general partners to advise the investors of the affairs of the partnership.

     For as long as the partnership is required to file quarterly reports on Form 10-Q with the Securities and Exchange Commission, financial information substantially similar to the financial information contained in each such report shall be sent to the investors within 60 days after the end of such quarter. Whether or not such reports are required to be filed, each investor will be furnished, within 60 days after the end of each of the first three quarters of the partnership's fiscal year, an unaudited financial report for that period including a profit and loss statement, a balance sheet and a cash flow statement. The foregoing reports for any period in which fees are paid to the general partners or their affiliates for services shall set forth the fees paid and the services rendered. In addition, until all of the net proceeds from the offering are expended or committed, or in the discretion of the general partners used to establish a working capital reserve or returned to the partners, each investor shall be furnished, at least quarterly within 60 days after the end of each quarter during which the partnership has acquired real property, an acquisition report describing the properties acquired since the prior special report and including a description of locations and of the market upon which the general partners are relying in projecting successful operation of the properties. The acquisition report shall include:

     . a description of the present or proposed use of the property and its suitability or adequacy for such use and the terms of any material lease affecting the property;

     . a statement of the appraised value, purchase price, terms of purchase, all costs related to the acquisition, and an estimate of all proposed subsequent expenditures for development or other improvements of the property;

     . a statement that title insurance and any required performance bonds or other assurances in accordance with Section 11.3(k) of the partnership agreement with respect to builders have been or will be obtained on the property; and

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

     . a statement regarding the amount of proceeds in both dollar amount and as a percentage of the total amount of the offering held by the partnership which remain unexpended or uncommitted.

In addition, the acquisition report will identify any real property which the general partners presently intend to be acquired by or leased to the partnership, providing its location and a description of its general character.

     The appraisal received by the partnership at the time of each acquisition of property shall be maintained in its records for at least five years thereafter and, during such time, shall be made available to investors for inspection and duplication at reasonable times.

     The partnership will distribute annually to investors a report on the estimated value of each unit in the next annual or quarterly report on Form 10-K or Form 10-Q sent to investors following the valuation process. Such estimated value will be based upon annual appraisals of partnership properties performed by the general partners and not by an independent appraiser. The general partners are, however, required under the partnership agreement to obtain the opinion of an independent third party that their estimate of the value of each unit is reasonable and was prepared in accordance with appropriate methods for valuing real estate. For the first three full fiscal years following the year in which the offering of units terminates, the value of the units will be deemed to be their initial purchase price of $10.00, and no valuation of partnership properties will be performed. (See "Investment by Tax-Exempt Entities and ERISA Considerations -- Annual Valuation.")

     The general partners shall cause to be filed with appropriate federal and state regulatory and administrative bodies all reports to be filed with such entities under then currently applicable laws, rules and regulations. Such reports shall be prepared on the accounting or reporting basis required by such regulatory bodies. The partnership will provide without charge a copy of any such report upon request by a limited partner. In addition, upon request from any prospective investor or limited partner, the partnership will provide without charge a copy of the NASAA Guidelines, as referred to elsewhere in this prospectus.


                             PLAN OF DISTRIBUTION

     A minimum of 125,000 units and a maximum of 7,000,000 units are being offered to the public through Wells Investment Securities, Inc., the Dealer Manager, a registered broker-dealer affiliated with the general partners. (See "Conflicts of Interest" and "Management.") The units are being offered at a price of $10.00 per unit on a "best efforts" basis, which means generally that the Dealer Manager will be required to use only its best efforts to sell the units and it has no firm commitment or obligation to purchase any of the units.

     Except as provided below, the Dealer Manager will receive selling commissions of 7% of the gross offering proceeds. The Dealer Manager will also receive 2.5% of the gross offering proceeds in the form of a dealer manager fee as compensation for acting as the Dealer Manager and for expenses incurred in connection with coordinating sales efforts, training of personnel and generally performing "wholesaling" functions. In addition, the partnership may reimburse the expenses incurred by nonaffiliated dealers for actual due diligence purposes in the maximum amount of .5% of the gross offering proceeds. The partnership will not pay referral or similar fees to any accountants,

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